UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

EPR Properties

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPR PROPERTIES

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 16, 2021

FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2021

This supplement (this “Supplement”) amends and supplements the Notice of 2021 Annual Meeting of Shareholders and Proxy Statement of EPR Properties (the “Company”), dated April 16, 2021 (the “Proxy Statement”), provided to shareholders in connection with the Company’s 2021 Annual Meeting of Shareholders to be held on May 28, 2021. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 21, 2021.

This Supplement updates the disclosure in the Proxy Statement relating to the effect of abstentions on “Proposal No. 3 – Amendments to the 2016 Equity Incentive Plan, Including an Increase to the Number of Authorized Shares Issuable Under the Plan” (“Proposal No. 3”). Under the Company’s Amended and Restated Bylaws (the “Bylaws”), the approval of Proposal No. 3 requires the affirmative vote of a majority of votes cast for such proposal by shareholders at a meeting of shareholders duly called and at which a quorum is present. Abstentions are not considered votes cast under Maryland law. However, shareholder approval is required for Proposal No. 3 under the listing rules of the New York Stock Exchange (“NYSE”), and NYSE guidance provides that the minimum vote that constitutes approval for such purposes is the number of votes cast in favor of the proposal exceeding the aggregate of votes cast against the proposal plus abstentions. Therefore, pursuant to such NYSE guidance, an abstention will have the same effect as a vote “AGAINST” Proposal No. 3.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.